EXHIBIT 99.2

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Jim Motley
VP, CFO
972-307-5555

Gadzooks is Granted an Order on Net Operating Losses

Dallas, Texas, May 27, 2004 — Gadzooks, Inc. (OTC Pink Sheets: GADZQ) announced today that on May 26, 2004, the United States Bankruptcy Court for the Northern District of Texas granted an interim order intended to assist the Company in monitoring and preserving its net operating losses (NOLs) by imposing certain notice and hearing procedures on trading its (1) general unsecured claims against the Company and (2) equity securities in the Company. If preserved, these NOLs constitute a tax benefit for the Company. The interim order will remain in effect until the Bankruptcy Court holds a final hearing on June 16, 2004.

In general, the order applies to any person or entity that beneficially owns, or was about to enter into a transaction pursuant to which it would beneficially own, (1) an aggregate amount of claims against the Company equal to or exceeding $50,000 or (2) at least 4.75% of the Company’s common stock. Under the order, such persons or entities are required to provide 10 days advance notice to the Bankruptcy Court, the Company and the Company’s counsel prior to (1) acquiring or disposing of any claims or (2) acquiring any common stock, and the Company has 10 days after receipt of such notice to obtain injunctive or other relief prohibiting the transaction. Pursuant to the order, any transaction in violation of these procedures may subject the acquirer or transferor to sanctions, which may include monetary sanctions or the reversal of the transaction. For more detailed information, please read the order in its entirety as attached to the Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

On February 3, 2004, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas and was assigned case number 04-31486-hdh11.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. The Company provided clothing, accessories and shoes for young women and men prior to July 2003. Gadzooks now operates 250 stores in 40 states. However, there can be no guarantee that the Company will not subsequently decide to close any of these stores.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, targets, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company’s business set forth in the filings of the Company with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statements contained in this material.